FOR IMMEDIATE RELEASE

CONTACTS:	Kris M. Maly Investor Relations Department Aastrom Biosciences, Inc.	Cameron Associates Kevin McGrath Phone: (212) 245-4577

Phone: (734) 930-5777

AASTROM BIOSCIENCES BOARD OF DIRECTORS WITHDRAWS
REVERSE STOCK SPLIT PROPOSAL

Ann Arbor, Michigan, May 5, 2008 — Aastrom Biosciences, Inc. (Nasdaq:ASTM), a leading regenerative medicine company, today announced that its Board of Directors will withdraw its proposal to shareholders for approval of the grant of discretionary authority to Aastrom’s Board of Directors to amend the Company’s Restated Articles of Incorporation to effect a reverse stock split. A Special Meeting of Shareholders had been convened on April 8, 2008, and adjourned until May 6, 2008 to allow more time for shareholders to cast their votes on the proposal. More than seventy-five percent (75%) of the shares that were actually voted, were cast in favor of the reverse stock split proposal. However, approval of two-thirds (or 66-2/3%) of all outstanding shares was required by Aastrom’s charter for this proposal. Due to the high number of outstanding            shares that were not voted at all, the two-thirds requirement was not obtained.

“The Company remains focused on accelerating its clinical programs that address significant unmet medical needs in the vascular, bone and cardiac regeneration therapeutic areas. Aastrom’s management and Board of Directors will continue to evaluate options to preserve our current Nasdaq Capital Market listing and to fund our promising clinical programs,” stated George Dunbar, President and Chief Executive Officer of Aastrom.

About Aastrom Biosciences, Inc.

Aastrom is a leading regenerative medicine company engaged in the development of autologous cell products for the repair or regeneration of human tissue. The Company’s proprietary Tissue Repair Cell (TRC) technology involves the use of a patient’s own cells to manufacture products to treat a range of chronic diseases and serious injuries affecting vascular, bone, cardiac and neural tissues. Aastrom’s TRC-based products contain increased numbers of stem and early progenitor cells, produced from a small amount of bone marrow collected from the patient. The TRC technology platform has positioned Aastrom to advance multiple products into clinical development. Currently, the Company has a vascular regeneration product in clinical development for the treatment of critical limb ischemia (called the RESTORE-CLI trial), a bone regeneration product in Phase III development for the treatment of osteonecrosis of the femoral head (called the ON-CORE trial), a cardiac regeneration product in clinical development for dilated cardiomyopathy and a preclinical research program targeting unmet needs in neural health. Aastrom product candidates to treat osteonecrosis of the femoral head and dilated cardiomyopathy have been designated for orphan drug status by the FDA. For more information, visit Aastrom’s website at www.aastrom.com. (astmc)

This document contains forward-looking statements, including without limitation, statements concerning clinical trial plans and expectations, clinical activity timing, intended product development and commercialization objectives, adequacy of existing capital to support operations for a specified time, future capital needs, and potential advantages and application of Tissue Repair Cell (TRC) Technology, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

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